Exhibit 8.1
[LETTERHEAD OF GOODWIN PROCTER llp]
December 5, 2011
Cole Real Estate Income Strategy (Daily NAV), Inc.
Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP
2575 East Camelback Road
Suite 500
Phoenix, AZ 85016
Ladies and Gentlemen:
     We have acted as counsel for Cole Real Estate Income Strategy (Daily NAV), Inc., a Maryland corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-11 (File No. 333-169535) which was filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on September 22, 2010 and amended on December 3, 2010, May 13, 2011, August 25, 2011, November 3, 2011 and December 5, 2011 (the “Registration Statement”). Pursuant to the Registration Statement, the Company proposes to issue and sell, in one or more offerings, up to $4,000,000,000 in shares of its common stock, $0.01 par value per share (the “Shares”), in accordance with the terms set forth in the prospectus filed as part of the Registration Statement. This opinion letter addresses the Company’s qualification as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and the accuracy of the matters discussed in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations.”
     In rendering the following opinions, we have reviewed and relied upon the form of the Articles of Amendment and Restatement of the Company approved by the Company’s board of directors on September 28, 2011, the Bylaws of the Company dated as of September 28, 2011, and the Agreement of Limited Partnership of Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), dated as of September 28, 2011, the Form of Initial Subscription Agreement and Form of Additional Subscription Agreement as set forth in Appendices B and C of the Registration Statement (the “Subscription Agreements”) and the Amended and Restated Escrow Agreement, dated as of November 21, 2011 and filed as Exhibit 10.3 to the Registration Statement (the “Escrow Agreement”). For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) due execution and delivery of all such documents by all the parties thereto, (vii) the compliance of each party with all material provisions of such documents, and (viii) the accuracy and completeness of all records made available to us.
     We also have reviewed and relied upon the representations and covenants of the Company contained in a letter that they provided to us in connection with the preparation of this

Cole Real Estate Income Strategy (Daily NAV), Inc.
Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP

December 5, 2011
opinion letter (the “REIT Certificate”) regarding the ownership, organization, distributions and operations of the Company and other matters affecting the Company’s ability to qualify as a REIT. We assume that each of the representations and covenants in the REIT Certificate has been, is and will be true, correct and complete, that the Company, the Operating Partnership and their subsidiaries have been, are and will be owned and operated in accordance with the REIT Certificate and that all representations and covenants that speak to the best of the belief and/or knowledge of any person(s) or party(ies), or are subject to similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification. To the extent such representations and covenants speak to the intended ownership or operations of any person, we assume that such person will in fact be owned and operated in accordance with such stated intent. Without limiting the foregoing, we further assume that (i) unless and until otherwise advised by us, the Company will adopt certain procedures intended to prevent the Company from redeeming shares in transactions treated as distributions taxable under Section 301 of the Code (“dividend equivalent redemptions”) and (ii) the Company will not in fact make dividend equivalent redemptions to an extent that would prevent the Company from qualifying for taxation as a REIT for any period.
     For purposes of our opinion, references to the Company’s first taxable year mean the taxable year ending December 31 that includes the date upon which Shares are issued to a person or entity other than Cole Holdings Corporation or an entity disregarded from Cole Holdings Corporation for U.S. tax purposes.
     Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:
     (i) Beginning with the Company’s first taxable year, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s prior, current and proposed ownership, organization and method of operations as described in the REIT Certificate will allow the Company to satisfy the requirements for qualification and taxation as a REIT under the Code for its first taxable year and for subsequent taxable years; and
     (ii) The statements set forth under the heading “Material U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as such statements describe applicable U.S. federal income tax law, are correct in all material respects.
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     We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the IRS or a court. The IRS may disagree with and challenge our conclusions, and a court could sustain such a challenge. Our opinions are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as in effect as of the date of this opinion letter. Changes in applicable law could cause the U.S. federal income tax treatment of

Cole Real Estate Income Strategy (Daily NAV), Inc.
Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP

December 5, 2011
the Company to differ materially and adversely from the treatment described above and render the tax discussion in the Registration Statement incorrect or incomplete.
     In rendering our opinions, we have relied solely on the articles and bylaws of the Company, the limited partnership agreement of the Operating Partnership, the Subscription Agreements, the Escrow Agreement, the REIT Certificate, and the assumptions set forth herein. For purposes of our opinions, we have not investigated or verified the accuracy of any of the representations in the REIT Certificate or any of our assumptions. We also have not investigated or verified for purposes of our opinions the ability of the Company, the Operating Partnership or any of their subsidiaries to operate in compliance with the REIT Certificate or our assumptions. Differences between the actual ownership and operations of such persons and the prior, proposed and intended ownership and operations described in the REIT Certificate or our assumptions could result in U.S. federal income tax treatment of the Company that is different from that described above. The Company’s actual qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT. We will not monitor actual results or verify the Company’s compliance with the requirements for qualification and taxation as a REIT, and no assurance can be given that the actual ownership and operations of the Company and its affiliates have satisfied or will satisfy those requirements. In particular, we note that, although the Company has represented that it will adopt certain procedures designed to prevent the Company from making dividend equivalent redemptions, such procedures, which are themselves based on certain assumptions, may not in fact prevent all such redemptions. Sufficient dividend equivalent redemptions potentially could adversely affect the Company’s ability to qualify as a REIT.
     Our opinions do not preclude the possibility that the Company may have to utilize one or more of the various “savings provisions” under the Code that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT. Utilizing such savings provisions could require the Company to pay significant penalty or excise taxes.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. We are rendering this opinion letter to you in connection with the issuance and sale of the Shares.

Cole Real Estate Income Strategy (Daily NAV), Inc.
Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP

December 5, 2011
     This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate or our assumptions).
Very truly yours,
/s/ Goodwin Procter llp
GOODWIN PROCTER llp